Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER REPORTS FIRST QUARTER 2005 RESULTS
-First Quarter Net Earnings of $41.5 Million, Up 18% on 9% Revenue Increase-
-Full Year EPS Forecast Raised to $3.30 to $3.40-

     MIAMI, April 28, 2005 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today reported net earnings of $41.5 million for the three-month period ended March 31, 2005, up 18% compared with $35.0 million in the same period of 2004. Earnings per diluted share (EPS) were $0.64 for the first quarter of 2005, up 21% compared with $0.53 in the year-earlier period. Improved performance was driven primarily by continuing leverage from revenue growth and improved vehicle sales in the Fleet Management Solutions (FMS) business segment.

     Revenue for the first quarter of 2005 was $1.3 billion, up 9% from $1.2 billion in the comparable period last year. The revenue increase for the quarter was led primarily by the FMS business segment reflecting higher fuel revenue due to higher fuel prices, the impact of acquisitions, continued growth in the rental product line and favorable foreign exchange rates. Commercial rental revenue for the quarter increased 12% compared with the year-earlier period. Revenue in the Supply Chain Solutions (SCS) business segment in the first quarter of 2005 increased by 8% compared with the year-earlier period. The SCS revenue increase was driven by new and expanded business in all U.S. industry groups, favorable exchange rates and pricing increases associated with higher fuel costs.

     EPS for the first quarter of 2005 included a one-time recovery of $0.02 associated with the reimbursement of project costs incurred in prior years. Net earnings in the year-earlier period included a $0.01 credit from the gain on sale of a portion of the Company’s headquarters complex.

     “We exceeded our first quarter forecast by delivering 18% higher earnings on a 9% revenue increase and a 4% operating revenue increase,” said Ryder Chairman, President and

Chief Executive Officer Greg Swienton. “This demonstrates solid progress in our commitment to grow operating revenue in all business segments. We remain focused on improving our cost of delivering products and competing for profitable business to further leverage our operating model.”

First Quarter Business Segment Operating Results

     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.

Fleet Management Solutions

     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

     In the FMS business segment, revenue in the first quarter of 2005 was $924.6 million, up 10% compared with $841.5 million in the year-earlier period. Operating revenue (revenue excluding fuel) in the first quarter of 2005 was $693.4 million, up 5% compared with $663.1 million in the year-earlier period. Fuel revenue for the first quarter of 2005 increased 30% compared with the same period in 2004 due primarily to higher fuel pricing as a result of market cost increases. Revenue comparisons also benefited from acquisitions and favorable foreign currency exchange rates.

     Full service lease revenue for the first quarter of 2005 was 3% higher than the same period last year due primarily to the impact of the acquisition completed on March 1, 2004. Ryder’s first quarter 2005 commercial rental revenue grew 12% from the year-earlier period, reflecting increased activity levels and higher pricing. Contract-related maintenance revenue, which generally represents ancillary services supporting core product lines, increased 10% in the first quarter of 2005 compared with the same period last year due primarily to the implementation of initiatives aimed at growing these types of services.

     The FMS business segment’s NBT increased to $70.9 million in the first quarter of 2005, up 28% compared with $55.4 million in the same period of 2004. This improvement was related primarily to higher vehicle sales gains resulting from stronger volume and pricing, improved commercial rental results, and lease growth from acquisitions. First quarter 2005 NBT benefited from the one-time reimbursement of approximately $2 million in costs related to a project in prior years. Business segment NBT as a percentage of operating revenue was 10.2% in the first quarter of 2005, up 180 basis points compared with 8.4% in the same quarter a year ago.

Supply Chain Solutions

     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, first quarter 2005 revenue totaled $346.8 million, up 8% from $321.1 million in the comparable period in 2004. Revenue increased because of new and expanded business in all U.S. industry groups, favorable exchange rates and pricing increases associated with higher fuel costs. First quarter 2005 operating revenue (revenue excluding freight under management) was $237.4 million, up 3% compared with $231.4 million in the comparable period a year ago.

     The SCS business segment’s NBT was $6.5 million in the first quarter 2005, down 10% from $7.2 million in the same quarter of 2004. Business segment earnings benefited from new and expanded business in all U.S. industry groups, but were more than offset by lower margins from certain automotive accounts including the impact of plant shutdowns and launch costs associated with new business. First quarter 2005 NBT for the entire business segment as a percentage of operating revenue was 2.7%, compared with 3.1% in the same quarter of 2004.

Dedicated Contract Carriage

     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.

     In the DCC business segment, first quarter 2005 revenue totaled $128.0 million, up 1% compared with $126.4 million in the first quarter of 2004. Operating revenue (revenue excluding freight under management) in the first quarter of 2005 was flat at $124.8 million, compared with $125.0 million in the year-earlier period. Reported revenue includes pricing increases associated with higher fuel costs, which more than offset the non-renewal of certain customer contracts.

     The DCC business segment’s NBT in the first quarter of 2005 was $5.9 million, down 13% compared with $6.8 million in the first quarter of 2004. Business segment NBT was impacted by investments made to expand the Company’s logistics engineering capabilities and the non-renewal of certain customer contracts. Business segment NBT as a percentage of operating revenue was 4.7% in the first quarter of 2005, compared with 5.4% in the year-earlier period.

Corporate Financial Information

Central Support Services

     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.

     In the first quarter of 2005, CSS costs were $50.9 million, compared with $48.3 million in the year-earlier period. The first quarter 2005 increase was due to technology initiatives and costs related to the relocation to the Company’s smaller headquarters building.

Capital Expenditures

     Capital expenditures were $506 million for the first quarter of 2005, compared with $272 million in the same period of 2004. Net capital expenditures were $427 million for the first quarter of 2005, up from $207 million in the year-earlier period. The increase in capital expenditures reflects the timing of the delivery of new rental vehicle orders in 2005, which occurred earlier than in the previous year, as well as increased lease vehicle spending for replacement and expansion of customer fleets.

Leverage and Free Cash Flow

     Balance sheet debt as of March 31, 2005 increased by $382 million compared with year-end 2004, primarily due to the funding requirements associated with higher capital spending and income tax payments, which included a $176 million payment related to the previously disclosed resolution of the 1998 to 2000 federal tax audit. The leverage ratio for balance sheet debt as of March 31, 2005 was 142%, compared with 118% at year-end 2004. Total obligations to equity as of March 31, 2005 were 152%, up from 129% at year-end 2004. Free cash flow in the first quarter of 2005 was negative $383 million compared with negative $3 million for the year-earlier period.

     Commenting on the Company’s corporate financial performance, Ryder Executive Vice President and Chief Financial Officer Tracy Leinbach stated, “We have established a solid financial position to build on for the future. Our substantial leasing business is capable of supporting higher levels of leverage and we have ample capacity for future growth in all business segments. The recent upgrade of Ryder’s credit rating is another reflection of the continuing confidence in our financial strength.”

Outlook

     Commenting on Ryder’s outlook, Mr. Swienton said, “We have a Company-wide focus on retention, sales and growth to increase revenue and profitability. Our better than expected first quarter gives our team positive momentum for delivering profitable revenue growth in all business segments in 2005.”

     He continued, “We are increasing our full-year 2005 forecast by $0.10 to a range of $3.30 to $3.40 per share. We are forecasting second quarter EPS to be in the range of $0.83 to $0.86.” Last year, in the second quarter, the Company earned $0.76 per share, excluding a $0.21 gain from the sale of the Company’s corporate headquarters facility.

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the ninth consecutive year, Ryder was featured in the 2004 Fortune Most Admired Companies survey of corporate reputations. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the seventh consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2004 revenue of more than $5 billion, Ryder ranks 381st on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions segment, the possibility that changes in customers’ business environments will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, increased competition from vehicle manufacturers and large service providers, higher borrowing costs and possible decreases in available funding sources caused by adverse changes in debt ratings, changes in accounting assumptions, adequacy of accounting accruals, changes in general economic conditions, availability of heavy- and medium-duty vehicles, increases in fuel prices, availability of qualified drivers, the Company’s ability to create operating synergies in connection with its acquisitions, our ability to manage our cost structure and changes in government regulations, including regulations regarding vehicle emissions, drivers’ hours of service and security regulations issued by the Department of Homeland Security. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings webcast is scheduled for Thursday, April 28, 2005, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman, President and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Tracy Leinbach.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG5470018 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-645-7398 (outside U.S. dial 1-402-220-0249) and use the Passcode: 4285, then view the presentation by visiting the Investors area of Ryder’s website at www.ryder.com.

20-05

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended March 31, 2005 and 2004
(In millions, except per share amounts)

	Three Months
	2005	2004

Revenue	$1,315.6	1,212.3

Operating expense	610.5	542.8
Salaries and employee-related costs	307.6	307.0
Freight under management expense	112.6	91.1
Depreciation expense	181.4	175.0
Gains on vehicle sales, net	(12.8)	(6.7)
Equipment rental	27.3	25.7
Interest expense	27.0	24.4
Miscellaneous income, net	(5.1)	(1.9)
Restructuring and other recoveries, net	(0.1)	(1.1)

	1,248.4	1,156.3

Earnings before income taxes	67.2	56.0
Provision for income taxes	25.7	21.0

Net earnings	$41.5	35.0

Earnings per common share - Diluted:
Net earnings	$0.64	0.53

Weighted-average shares outstanding - Diluted	65.1	66.1

Memo: EPS Impact of restructuring and other recoveries, net	$—	0.01

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in millions)

	(unaudited)
	March 31,	December 31,
	2005	2004

Assets:

Cash and cash equivalents	$84.2	101.0
Other current assets	1,078.7	1,126.7
Revenue earning equipment, net	3,552.1	3,331.7
Operating property and equipment, net	484.8	479.6
Other assets	597.3	598.9

	$5,797.1	5,637.9

Liabilities and shareholders’ equity:

Current liabilities (including current portion of long-term debt)	$1,265.8	1,454.8
Long-term debt	1,743.0	1,393.7
Other non-current liabilities (including deferred income taxes)	1,262.1	1,279.2
Shareholders’ equity	1,526.2	1,510.2

	$5,797.1	5,637.9

SELECTED KEY RATIOS

	March 31,	December 31,
	2005	2004
Debt to equity	142%	118%
Total obligations to equity (a) *	152%	129%

	Twelve months ended March 31,
	2005	2004
Return on average shareholders’ equity (b)	15.3%	11.7%
Return on average assets (b)	4.0%	2.9%
Average asset turnover	94.8%	94.2%
Return on capital*	7.8%	6.8%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended March 31, 2005 and 2004
(Dollars in millions)

	Three Months
	2005	2004	B(W)

Revenue:
Fleet Management Solutions:
Full service lease	$441.7	429.8	2.8%
Contract maintenance	33.4	33.3	0.2%
Contract-related maintenance	49.0	44.5	10.3%
Commercial rental	152.7	135.9	12.3%
Other	16.5	19.6	(15.8%)
Fuel	231.3	178.4	29.7%

Total Fleet Management Solutions	924.6	841.5	9.9%
Supply Chain Solutions	346.8	321.1	8.0%
Dedicated Contract Carriage	128.0	126.4	1.3%
Eliminations	(83.8)	(76.7)	(9.2%)

Total revenue	$1,315.6	1,212.3	8.5%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$70.9	55.4	27.8%
Supply Chain Solutions	6.5	7.2	(9.8%)
Dedicated Contract Carriage	5.9	6.8	(12.9%)
Eliminations	(7.6)	(7.3)	(3.4%)

	75.7	62.1	21.9%
Unallocated Central Support Services	(8.6)	(7.2)	(19.6%)

Earnings before restructuring and other recoveries, net and income taxes	67.1	54.9	22.2%
Restructuring and other recoveries, net	0.1	1.1	(94.0%)

Earnings before income taxes	67.2	56.0	19.9%
Provision for income taxes	25.7	21.0	(22.5%)

Net earnings	$41.5	35.0	18.4%

Note:	Certain prior period amounts have been reclassified to conform to current year presentation. Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended March 31, 2005 and 2004
(Dollars in millions)

	Three Months
	2005	2004	B(W)
Fleet Management Solutions

Total revenue	$924.6	841.5	9.9%
Fuel revenue	(231.3)	(178.4)	29.7%

Operating revenue *	$693.3	663.1	4.6%

Segment net before tax earnings	$70.9	55.4	27.8%

Earnings before income taxes as % of total revenue	7.7%	6.6%

Earnings before income taxes as % of operating revenue *	10.2%	8.4%

Supply Chain Solutions

Total revenue	$346.8	321.1	8.0%
Freight Under Management (FUM) expense	(109.4)	(89.7)	21.9%

Operating revenue *	$237.4	231.4	2.6%

Segment net before tax earnings	$6.5	7.2	(9.8%)

Earnings before income taxes as % of total revenue	1.9%	2.2%

Earnings before income taxes as % of operating revenue *	2.7%	3.1%

Dedicated Contract Carriage

Total revenue	$128.0	126.4	1.3%
Freight Under Management (FUM) expense	(3.2)	(1.4)	135.5%

Operating revenue *	$124.8	125.0	(0.2%)

Segment net before tax earnings	$5.9	6.8	(12.9%)

Earnings before income taxes as % of total revenue	4.6%	5.3%

Earnings before income taxes as % of operating revenue *	4.7%	5.4%

*	Non-GAAP financial measure

Note:	Certain prior period amounts have been reclassified to conform to current year presentation. Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
Periods ended March 31, 2005 and 2004
(In millions, except per share amounts)

FREE CASH FLOW RECONCILIATION

	Three Months
	2005	2004
Net cash (used in) provided by operating activities	$(21.5)	196.1
Net cash used in investing activities	(361.2)	(199.5)

Free cash flow *	$(382.7)	(3.4)

DEBT TO EQUITY RECONCILIATION

	March 31,		December 31,
	2005	% to Equity	2004	% to Equity
On-balance sheet debt	$2,165.3	142%	$1,783.2	118%
PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	161.3		161.1

Total obligations *	$2,326.6	152%	$1,944.3	129%

NET EARNINGS AND EPS RECONCILIATION

	Three Months 2004
	Earnings	EPS
Net Earnings	$35.0	0.53
Less: Gain on Sale of Headquarters, Net of Tax	0.6	0.01

Net Earnings Excluding Headquarters Complex Sale*	$34.4	0.52

RETURN ON CAPITAL RECONCILIATION

Twelve months ended March 31,	2005	2004
Earnings before cumulative effect of changes in accounting principles [as reported] (b)	$222.1	149.7
Restructuring (recoveries), net	(16.6)	(1.1)
Income taxes	120.2	86.2

Earnings before net restructuring (recoveries), income taxes and accounting changes	325.7	234.8
Interest expense	102.6	98.6
Implied interest expense from off-balance sheet debt	6.6	16.7

Adjusted earnings before income taxes	434.9	350.1
Adjusted income taxes	(164.6)	(127.9)

Adjusted net earnings* (b)	$270.3	$222.2

Average total debt	$1,847.3	1,691.1
Average shareholders’ equity	1,450.4	1,255.5

Total capital [as reported]	3,297.7	2,946.6
Average off-balance sheet debt	157.2	318.3

Adjusted total capital *	$3,454.9	$3,264.9

Return on capital [as reported]	6.7%	5.1%

Return on capital *	7.8%	6.8%

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Adjusted earnings calculated based on a 12-month rolling period.

*	Non-GAAP financial measure